Exhibit 99.1

COMPANY CONTACTS:	MEDIA CONTACTS:
Spectranetics Corporation	Joele Frank, Wilkinson Brimmer Katcher
Guy Childs, Chief Financial Officer	Eric Brielmann/Matt Cuneo
(719) 633-8333	(212) 355-4449

INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc.
Don Markley or Bruce Voss
(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS PRELIMINARY REVENUE FOR FOURTH QUARTER AND FULL-YEAR 2008
Full-Year Revenue of $104 Million Exceeds $100 Million Milestone for First Time
COLORADO SPRINGS, Colo. (January 8, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today reported preliminary revenue for the quarter and year ended December 31, 2008.
Preliminary revenue for the fourth quarter of 2008 was $26.6 million, up 11% compared with revenue of $23.9 million for the fourth quarter of 2007. Fourth quarter results in 2008 included a negative impact of $300,000 from foreign currency fluctuations following the issuance of our guidance in October 2008. Disposable product revenue rose 12% to $22.0 million, laser revenue increased 8% to $2.3 million, and service and other revenue increased 8% to $2.3 million, all compared with the fourth quarter of 2007. The increase in disposable product revenue was comprised of a 14% increase in vascular intervention product sales and a 9% increase in lead management product sales. Of note, lead management revenue was particularly strong in the fourth quarter of 2007, reaching $6.9 million, up 45% compared to the fourth quarter of 2006. Vascular intervention product sales include atherectomy products, which decreased 9%, and support catheters, which increased 36%, all compared to the year ago quarter. Vascular intervention product sales also include $1.4 million of sales of aspiration and thrombectomy products that were acquired from Kensey Nash Corporation on May 31, 2008.
The worldwide installed base of lasers increased to 850 as of December 31, 2008 (672 in the United States), which included net laser placements of 25 units in the fourth quarter of 2008, compared with 30 net placements in the fourth quarter of 2007.
Preliminary revenue for the year ended December 31, 2008 rose 26% to $104.0 million, compared with $82.9 million during the year ended December 31, 2007.

“In the fourth quarter, we continued to receive positive support for Spectranetics technology, however, sales results fell short of our expectations,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer of Spectranetics. “In addition to the adverse impact of foreign currency fluctuations on fourth quarter revenue results, we received feedback from certain customers regarding a focused effort to reduce hospital inventory levels at year-end and, in some cases, customers noted a reduction in procedure volumes during the quarter. Despite these challenges, I am pleased with our 26% sales growth in 2008, achieving preliminary annual revenue in excess of $100 million for the first time in our history.”
Spectranetics’ management will provide full details regarding fourth quarter and full year 2008 financial results in a press release to be issued later this quarter followed by a conference call which will be made available to interested parties.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the SEC investigation or any securities litigation in which the Company or any of its officers or directors is a party, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
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